23.3	Consent of Chapman Petroleum Engineering Ltd.

Consent of Chapman Petroleum Engineering Ltd.

We have issued our report dated January 10, 2006, and entitled “Evaluation of Resource Potential, East Wadi Araba Concession, Offshore Gulf of Suez, Egypt Owned by Mogul Energy International, Inc., December 1, 2005” and referenced in Mogul Energy International, Inc.’s Registration Statement dated November 7, 2006 as amended by filing made on February 1, 2007. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Independent Petroleum Engineers."

Very truly yours,
Chapman Petroleum Engineering Ltd

[Original Signed by]

C.W. Chapman, P. Eng.
President

January 31, 2007